Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
+1.317.276.2000
www.lilly.com
January 7, 2015

For Release:        Immediately

Refer to:	(317) 277-6524; lauren_zierke@lilly.com; Lauren Zierke (Media)
(317) 655-6874; johnson_philip_l@lilly.com; Phil Johnson (Investor)

Lilly Provides Update on Strategy and Announces 2015 Financial Guidance

•	The company describes refinements to its innovation-based strategy, including greater focus on core therapeutic areas and key geographies.

•
The company provides a mid-term financial outlook that includes year-on-year revenue growth, expanding margins, investments to maintain R&D output and deployment of capital to create shareholder value.

•	2015 revenue anticipated to be between $20.3 billion and $20.8 billion.

•
Earnings per share for 2015 are expected to be in the range of $2.40 to $2.50 on a reported basis and $3.10 to $3.20 on a non-GAAP basis. Non-GAAP figures for 2015 exclude amortization of intangibles as well as costs associated with the Novartis Animal Health and Lohmann Animal Health acquisitions.

•	The company now expects 2014 earnings per share to be in the range of $2.15 to $2.23 on a reported basis. Expected 2014 Non-GAAP earnings per share have been reaffirmed at $2.72 to $2.80.

INDIANAPOLIS, IN - Eli Lilly and Company (NYSE: LLY) today announced its 2015 financial guidance and outlined plans to grow revenue and expand margins through the balance of the decade. The company’s refined strategy will provide greater focus for research and commercial activities and help maintain a sustainable flow of innovative medicines.

“We are successfully moving from a challenging period of patent expirations to a period of resumed growth, led by diabetes, oncology and animal health,” said John C. Lechleiter, Ph.D., Lilly’s chairman, president and chief executive officer. “We are launching new products and competing more effectively. We also retain one of the strongest pipelines in our history. Our refined strategic direction gives us a blueprint that will provide greater focus for our research and commercial activities and help Lilly respond to an ever more challenging environment. In these ways and more, we’ll continue to create value for all our stakeholders while improving the lives of patients.”

The company expects to grow revenue with a first wave of product launches in diabetes, oncology and immunology followed by a second wave of potential launches in cardiovascular disease, Alzheimer’s disease, pain and oncology. The company will focus on key geographies including the U.S., Japan, China and other select markets.

Lilly will focus its internal research and development on the core areas of diabetes, oncology, neurodegeneration, immunology and pain. Lilly is also progressing with an ambitious effort to reduce significantly the development time required to bring new medicines to patients.

The company aims to turn revenue growth into even greater earnings growth by controlling costs and leveraging existing infrastructure. By driving productivity improvements across the value chain, Lilly expects to reduce total operating expenses as a percent of revenue to 50% or less by the end of 2018. Total operating costs are defined as the sum of marketing, selling and administrative expenses and research and development expenses. Lilly also expects to increase gross margin as a percent of revenue through greater utilization of existing capacity in areas including insulin and its biotech portfolio as well as ongoing productivity efforts.

“We will balance opportunities and risks for our near, medium and long term objectives,” said Derica Rice, Lilly’s executive vice president for global services and chief financial officer. “Our objectives through the remainder of this decade are to grow revenue, expand margins and maintain the flow of innovative medicines through our pipeline. We also aim to deploy capital to create shareholder value including returning cash to shareholders via both the dividend and share repurchases.”

Lilly also said 2014 earnings per share are now expected to be in the range of $2.15 - $2.23 on a reported basis. Prior reported expectations were $2.36 to $2.44. This revision is due to fourth-quarter global restructuring charges in an effort to reduce the company’s cost structure and acquired in-process research and development charges associated with the Adocia collaboration. Expected 2014 Non-GAAP earnings per share have been confirmed at $2.72 - $2.80. Fourth quarter and full-year 2014 financial results will be announced on January 30, 2015.

2015 Financial Guidance
Earnings per share for 2015 are expected to be in the range of $2.40 to $2.50 on a reported basis and $3.10 to $3.20 on a non-GAAP basis. Non-GAAP figures for 2015 exclude costs associated with the Novartis Animal Health and Lohmann Animal Health acquisitions and amortization of intangibles.

2015
Earnings per share (reported)	$2.40-$2.50
Exclusion of amortization of intangibles	$0.44
Exclusion of Novartis Animal Health and Lohmann integration and inventory step-up costs	$0.27
Earnings per share (non-GAAP)	$3.10-$3.20

Amortization and inventory step-up costs associated with the Novartis Animal Health acquisition are subject to final acquisition accounting adjustments. Numbers do not add due to rounding.

The company anticipates 2015 revenue between $20.3 billion and $20.8 billion. Despite multiple headwinds, including foreign exchange, the company expects revenue growth from multiple products including Humalog®, Trajenta®, Cialis®, Forteo®, Strattera®, Effient®, and OUS animal health products as well as higher revenues of new products including Cyramza®, Trulicity™ and Jardiance®.

On a reported basis, marketing, selling and administrative expenses are expected to be in the range of $6.7 billion to $7.0 billion. On a non-GAAP basis, marketing, selling and administrative expenses are expected to be in the range of $6.5 billion to $6.8 billion, reflecting the exclusion of amortization of intangibles. Research and development expenses are expected to be in the range of $4.8 billion to $5.0 billion reflecting an expected increase in Phase III trial expenses and the inclusion of Novartis Animal Health.

The 2015 tax rate is expected to be approximately 18.5 percent on a reported basis and 21.5 percent on a non-GAAP basis, assuming a full-year 2015 benefit of the R&D tax credit and other tax provisions up for extension. If these items are not extended, the 2015 tax rate would be approximately 1.5 percentage points higher. The 2015 expected reported tax rate includes the tax impact of costs associated with the Novartis Animal Health and Lohmann Animal Health acquisitions and amortization of intangibles.

The company’s 2015 financial guidance does not include a potential charge related to the collaboration with Pfizer to develop and commercialize tanezumab, an NGF monoclonal antibody being studied for the treatment of pain. As previously communicated, if the partial clinical hold for the molecule is removed and Lilly and Pfizer move forward with development, Lilly will pay a $200 million upfront fee to Pfizer. This charge would cause Lilly’s reported tax rate to be roughly 1 percentage point lower and would reduce reported EPS by approximately $0.12.
The following table summarizes the company’s 2015 financial guidance.

2015 Guidance
	Reported	Non-GAAP
Total Revenue	$20.3 to $20.8 billion	$20.3 to $20.8 billion
Gross Margin % of Revenue	Approx. 73.5%	Approx. 76.5%
Marketing, Selling & Admin	$6.7 to $7.0 billion	$6.5 to $6.8 billion
Research & Development	$4.8 to $5.0 billion	$4.8 to $5.0 billion
Other Income/(Expense)	$75 to $125 million	$75 to $125 million
Tax Rate	Approx. 18.5%	Approx. 21.5%
Earnings per Share	$2.40 to $2.50	$3.10 to $3.20
Capital Expenditures	Approx. $1.3 billion	Approx. $1.3 billion

Webcast of Conference Call and Investor Materials
As previously announced, investors and the general public can access a live webcast of the 2015 financial guidance conference call and investor materials through a link on Lilly's website at www.investor.lilly.com. The conference call will be held today beginning at 9:00 a.m. Eastern Standard Time (EST) and will be available for replay via the website.

Lilly is a global healthcare leader that unites caring with discovery to make life better for people around the world. We were founded more than a century ago by a man committed to creating high-quality medicines that meet real needs, and today we remain true to that mission in all our work. Across the globe, Lilly employees work to discover and bring life-changing medicines to those who need them, improve the understanding and management of disease, and give back to communities through philanthropy and voluntarism. To learn more about Lilly, please visit us at www.lilly.com and http://newsroom.lilly.com/social-channels. F-LLY

This press release contains management’s current intentions and expectations for the future, all of which are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “estimate”, “project”, “intend”, “expect”, “believe”, “target”, “anticipate” and similar expressions are intended to identify forward-looking statements. Actual results may differ materially due to various factors. There are significant risks and uncertainties in pharmaceutical research and development. There can be no guarantees with respect to pipeline products that the products will receive the necessary clinical and manufacturing regulatory approvals or that they will prove to be commercially successful. Pharmaceutical products can develop unexpected safety or efficacy concerns. The company's results may also be affected by such factors as the timing of anticipated regulatory approvals and launches of new products; market uptake of recently launched products; competitive developments affecting current products; the expiration of intellectual property protection for certain of the company’s products; the company’s ability to protect and enforce patents and other intellectual property; the impact of governmental actions regarding pricing, importation, and reimbursement for pharmaceuticals, including U.S. health care reform; regulatory compliance problems or government investigations; regulatory actions regarding currently marketed products; unexpected safety or efficacy concerns associated with the company’s products; issues with product supply stemming from manufacturing difficulties or disruptions; regulatory changes or other developments; changes in patent law or regulations related to data-package exclusivity; litigation involving current or future products; the extent to which third party indemnification obligations relating to product liability litigation and similar matters will be performed; unauthorized disclosure of trade secrets or other confidential data stored in the company’s information systems and networks; changes in tax law and regulations; changes in inflation, interest rates, and foreign currency exchange rates; asset impairments and restructuring charges; changes in accounting standards promulgated by the Financial Accounting Standards Board and the SEC; acquisitions and business development transactions; and the impact of exchange rates and global macroeconomic conditions. For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see the company's latest Form 10-Q and Form 10-K filed with the U.S. Securities and Exchange Commission. You should not place undue reliance on forward-looking statements, which speak only as of the date of this release. Except as is required by law, the company expressly disclaims any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this release.
#    #    #

Cialis® (tadalafil, Lilly)
Cyramza® (ramucirumab, Lilly)
Effient® (prasugrel, Lilly)
Forteo® (teriparatide of recombinant DNA origin injection, Lilly)
Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)
Jardiance® (empagliflozin, Boehringer Ingelheim)
Strattera® (atomoxetine hydrochloride, Lilly)
Trajenta® (linagliptin, Boehringer Ingelheim)
Trulicity™ (dulaglutide, Lilly)